Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made effective as of November_, 2017, (“Effective Date”) between One Down, LLC doing business as Scarology (owned by Jeanmarie Connor and Michael Connor, the “Principals”) a Florida Limited Liability Company, with an office at 5500 Military Trail #22-186, Jupiter, FL 33458 (“Scarology” or “Licensor”), and Immudyne, PR, LLC, a Puerto Rico Limited Liability Company, with an office at Caribe Plaza Suite 802 Palmeras St #53 San Juan, PR 00901 (“ImmuDyne PR” or “Licensee”).

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Grant of License

Scarology owns certain assets, rights, intellectual property and know how relating to the Scarology scar treatment products listed in Appendix A (collectively the “Products”). Subject to the terms and conditions of the Agre.e ment, Licensor grants to Licensee a limited, exclusive, worldwide, sub- licensable right and license to manufacture, promote, market, support, and distribute for sale the Products using those assets, know-how , service marks, designs, logos, trade names, advertising, commercial symbols and slogans as may be owned by Licensor and related to the Products. Licensee hereby accepts the appointment and agrees to devote such time and attention to the performance of such duties that are reasonably necessary. For the avoidance of doubt, Licensee is authorized by Licensor to use Licensor’s trademark and name without payment of royalties, except what is defined herein, for the purposes of promotional activities of the Products and sales.

2. Retained Rights

For the avoidance of doubt, the exclusivity of the License granted pursuant to Section 1 shall not extend to Licensor’s current business agreements, as set forth on Appendix “B”. Licensor may continue to operate its business in a similar capacity; however, Licensor will not engage, directly or indirectly, in any other direct-to-consumer business in the scar vertical that competes with Licensee except at the direction or upon the written approval of Licensee.

3. Licensee as an Independent Purchaser

Licensee shall be an independent purchaser and seller of Products in an independent contractor capacity. Neither Party shall be considered an agent or legal representative of the other for any purpose nor shall any director, officer, agent, or employee of a Party be or be considered an agent or employee of the other. Neither Party is not granted and shall not exercise the rights or authority to assume or create an obligation or responsibility, including but without limitation, contractual obligations and obligations based on warranties or guarantees on behalf of or in the name of the other. The Licensee or affiliates cannot create derivative works, register trademarks, patents or copyrights that directly compete with Scarology without the written consent of the Licensor. Affiliates and subcontractors under the Licensee must abide by this contract.

4. Minimum Sales

Licensee must sell at least 25,000 (twenty-five thousand) Products in the first (1st) year of the Term, and 50,000 (fifty thousand) Products each year of the Term thereafter in order to maintain the exclusivity of the License. In the event that Licensee does not meet these minimum sales requirements, the License shall be non-exclusive so long as 25,000 (twenty-five thousand) products are not sold on an annual basis. In the event that Licensee does not sell at least 10,000 (ten thousand) Products outside of the U.S. in any given calendar year, Licensee shall lose its ex U.S. exclusivity, however Licensor shall maintain its Exclusivity in the U.S. so long as the minimums described above are met.

In the event that Licensee sells less than 25,000 (twenty-five thousand) Products per annum, Licensor has the right to terminate this Agreement.

5. Term

The term (“Term”) of this Agreement shall be from the date first written above until terminated by the Parties as provided for herein.

6. Termination

The Agreement may be terminated by (a) either Party upon (i) any insolvency of the other Party or assignment by such Party for the benefit of creditors; (ii) or the filing of a voluntary bankruptcy petition by such Party or its failure to vacate an involuntary bankruptcy petition filed against it within ninety (90) days after the date of such filing; (iii) or the failure of such party to vacate the appointment of a receiver or trustee for such party or any interest in its business within ninety (90) days after such appointment; (b) by either Party at any time by giving Licensor at least ninety (90) calendar days’ prior written notice; (c) by either Party if the non-breaching party does not correct any material failure (other than due to a Force Majeure Event as defined in this Agreement) to fulfill any obligation hereunder within thirty (30) calendar days after receiving written notice identifying the failure with specificity; or (e) by the Parties’ mutual agreement.

If the Agreement is terminated for any reason: Licensee shall cease making or having made any and all Products by the effective date of termination; and Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and licensee will not participate directly or indirectly in production or sale of any scar therapy product for 60 months from the date of termination; and nothing in the Agreement shall be construed to release either Party from any obligation that matured prior to the effective date of termination.

7. Royalties

Licensee shall pay to Licensor royalties in the amount of ten percent (10%) of the Net Revenue generated by sales made by Licensor. For the avoidance of doubt, Net Revenue shall be defined in this Agreement as gross sales revenue less actual Product costs, less media/customer acquisition costs, less shipping and fulfillment costs less an initial customer service fee in the amount of Three U.S. Dollars and No/Cents ($3.00) per each new customer. No more than ninety (90) calendar days following the first sale of a Product by Licensee, Licensee shall calculate the actual customer service related overhead associated with the Products and will reduce, if necessary, the new customer fee so that it reflects actual costs incurred by Licensee on a per new customer basis.

(E.g., if Licensee spends $75 on marketing efforts to acquire a new customer, the customer spends $150 on the Product, shipping costs are $3.00, the customer service fee is $3, and fulfillment costs are $2.00, the Net Revenue would be $150-$75-$3-$3-$2= $67 and the royalies due $6.70.)

Payment of the royalties set forth in this Section 8 shall be made via wire transfer on no less than a quarterly basis within thirty (30) calendar days following the quarter end date where the same shall be March 31, June 30, September 30, and December 31.

8. License Fee

Licensee shall pay to Licensor a License Fee (the “License Fee”) in the total amount of One Hundred Thousand U.S. Dollars and No/Cents ($100,000.00)in two (2) equal payments of Fifty Thousand U.S. Dollars and No/Cents ($50,000.00) on the One Hundred Eighth (180th) calendar day following the Effective Date and on the Three Hundred Sixty-Fifth (365th calendar day following the Effective Date of the Agreement, provided this Agreement has not been earlier terminated by either party.

9. Referral Fee

Licensee shall pay to Licensor a referral fee (“Referral Fee”) equal to twenty percent (20%) of Net Revenue for sales to customers where the same were referred to Licensee by Licensor. Referral Fees shall be due and owning no later than ten (10) calendar days following payment to Licensee for such sales.

10. Advisory

Upon the mutual agreement of the Parties and at the expense of Licensee, Licensor shall work with Licensee to transition manufacturing and packaging capabilities, and/or to source new providers at more attractive price points. Excluding Licensor’ s existing business as set forth on Exhibit “B”, Licensee will be responsible for all marketing, pricing, promotion, strategy, reimbursement, branding, distribution, and sale of the Products. Licensor and its Principals agree to spend collectively up to twenty (20) hours assisting Licensee with development of marketing materials for Products at no additional cost to Licensee. Any additional assistance shall be rendered to Licensee at the hourly rate of Two Hundred Fifty U.S. Dollars ($250.00) per hour.

Licensor and Principals also agree to lend their names, likenesses, endorsements, and reputations to the marketing of the Products, provided, however, that Licensor shall have the right to review and approve all such marketing efforts.

11. Intellectual Property

Licensee shall hold in the strict confidence Licensor’s know how, designs, drawings, patents, technical specifications, catalogs, data sheets, sales & technical bulletins, service manuals, mechanical diagrams, competitive information, pricing and all other information whether in writing, electronic format or verbally relating to the design, manufacture, distribution, sale, use and service of the Products and the business of Licensor (“Information”) that may be divulged to Licensee in the course of its performance of the Agreement. Licensee shall not divulge Information to any other person, firm or corporation in writing, verbally or by electronic means without the prior written permission of Licensor.

Except as provided in Section 1, Licensee shall not use directly or indirectly, without Licensor’s prior written authorization for any purpose other than the implementation of this Agreement, any Information, patent, trademark, copyright or internet address nor copy any Licensor design of its Products. Except as specified in Section 1, Licensee shall not use or register any of Licensor’s intellectual property or any intellectual property closely resembling that of Licensor unless requested to do so by Licensor in writing, nor shall Licensee remove any of Licensor’s intellectual product or marking affixed to its Products or product literature.

Licensee, nor any affiliate or third party associated with or controlled by Licensee, shall, directly or indirectly, not reverse engineer the Products or formulas or in any way attempt to develop other products with a similar ingredient profile to the Products.

The obligations of confidentiality and non-use set out above shall not apply to any information, whether Confidential Information or not, that Licensee can show by way of written record that:

(1) was known to Licensee before the information was imparted by Licensor prior to the Agreement; (2) is or subsequently comes publicly known through no fault, act, or omission on the part of Licensee; (3) is received by Licensee without restriction on disclosure or use from a third party lawfully entitled to make the disclosure to Licensee without such restrictions; (4) is developed by any of Licensee’s employees who have not had any direct or indirect access to, or use or knowledge of, the information imparted by Licensor; or (5) is required to be disclosed by Licensee to comply with the applicable laws or governmental regulations provided that Licensee, where possible, notifies Licensor of such requirement prior to any such disclosure.

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Licensee agrees to cooperate with and assist Licensor at Licensor’s expense, in protecting its intellectual property. Licensee shall inform Licensor immediately of any infringements or other improper action regarding its intellectual property that may come to the attention of Licensee.

12. Warranties

All sales made by Licensee shall be subject to Licensor’s standard product return and refund policy as contained in the terms and conditions of the sale in effect at the time of shipment. Licensor shall provide the Distributor with a copy of any changes to the return and refund policy made by Licensor for the duration of this Agreement. Licensee may grant Licensor’s return and refund policy to customers in connection to sales of Products; however, such Products may not in any way have been altered by Licensee and provided that such Products are used in strict conformity with Licensor’s specifications and this Agreement. Licensee further agrees that it shall not alter in any way the Product(s) without prior written authorization of Licensor, not grant any warranty, nor make any representations other than those in Licensor’s return and refund policy. Any return and refund policy or other warranty given by Licensee that has been altered by Licensee without prior authorization or any additional warranty or representation shall be void. Any claim in Product defect(s) by Licensee shall be made pursuant to claim procedures set forth in Licensor’s most current terms and conditions of sale. The above warranties are exclusive and in lieu of all other express and implied warranties whatsoever, including but not limited to implied warranties of merchantability and suitability for a particular purpose. Under no circumstances shall Licensor be subject to any consequential, incidental, indirect or contingent damages for claims made hereunder or by any purchaser or user of Products.

13. Audits and Bookkeeping

Licensor understands that Immudyne, Inc. is a fully reporting, PCAOB audited, publicly traded company, and its financial statements are therefore reviewed on a quarterly basis and audited on an annual basis. All financial metrics for Immudyne PR are fully reported through Immudyne, Inc., the parent company of Immudyne PR, LLC. Should Licensor request an additional audit of revenues and/or expenses related to the Products, Immudyne PR shall comply with this request. Any costs incurred for an audit done solely at the request of Licensor will be the responsibility of Licensor. In the event that Licensor’s audit finds Licensor was underpaid per the terms of this Agreement, Licensee shall remit royalties payments plus an additional ten percent (10%) for the same within five (5) business days of such finding.

14. Assignment and Transfer

Licensee may not transfer ownership, sell, sub-license, assign, directly or indirectly, all or part of its rights or obligations under this Agreement without the sole and absolute discretion of the other Party.

15. Force Majeure

Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, government restrictions (including the denial or cancellation of any necessary permit or license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected.

17. Mediation

In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any arbitration or litigation (with the· exception of emergency injunctive relief as set forth in Paragraph 10). If the Parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled in Palm Beach County, Florida, within thirty (30) days following the selection of the mediator. If the mediation does not resolve the dispute, then Paragraph 10 shall apply. The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation.

18. Arbitration

Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

(i) The arbitrator shall be elected as follows: in the event Licensee and the Licensor agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event Licensee and the Licensor do not so agree, Licensee and the Licensor shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the “Panel”). Licensee reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

(ii) Arbitration shall take place in Palm Beach County, Florida, or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by Licensee or the Licensor and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

(iii) Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

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19. Governing Law

This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Florida.

20. Indemnification

Licensee agrees to defend, indemnify and hold harmless Licensor of all losses, damages or expenses including attorney’s fees and costs, whether direct or indirect, arising from or related to any act or omission of Licensee or any of its directors, officers, employees or agents including but not limited to a) breach of any provisions of the Agreement; b) negligence or other tortuous conduct; c) representations, warranties or statements not specifically authorized by Licensor herein or otherwise in writing; d) violations by Licensee or any of its directors, officers, employees or agents of any applicable law, regulation or order.

21. Permits and Insurance

Licensee shall obtain and maintain all permits, approvals, insurances, and licenses that are necessary for the performance of its responsibilities as well as general commercial liability insurance in an amount of no less than $1,000,000.00 per claim. Licensee shall name Licensor on such policy as an additional insurance and provide a certificate of insurance evidencing the same within ten (10) calendar days of the Effective Date.

22. Multiple Counterparts

This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

23. Notices

All notices given pursuant to this Agreement shall be in writing and may be hand delivered or sent by first class mail to the address specified herein for each party. Either party may from time to time change its address by written notice to the other party.

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24. Entire Agreement

The Agreement represents the entire agreement between the Parties and supersedes all prior discussions, agreements and understandings. No modifications of the Agreement will be effective unless in writing and signed by both Parties.

25. Severability

The illegality or unenforceability of any provision of the Agreement shall not affect the validity and enforceability of the remaining provisions of the Agreement.

26. Waiver

Any failure of Licensor at any time to require performance by Licensee of any provision of the Agreement shall not operate as a waiver of the right of the Licensor to require strict performance of the same like provisions or any other provisions hereof at a later time.

27. Export Compliance

Licensee hereby agrees to comply with all provisions of applicable international export rules and regulations. Licensee will disclose the names and addresses of all potential customers of the Products prior to order confirmation. In no event shall Products be shipped, transshipped, transferred or donated to any other party without the prior written consent of the Licensor.

28. Import Licenses, Exchange Controls, and other Approvals

Licensee shall, at its expense, obtain all necessary import licenses and governmental approvals to permit the import and sale of the Products. Licensee must comply with all registration and banking requirements as may be necessary to import, purchase and pay for Products from Licensor. Licensor must comp]y with a11 laws, regulations and orders app1icab1e to Licensor, including all requirements to be registered as an independent distributor. Licensor shall furnish to Licensee such documentation as required to confirm Licensee’s compliance with all provisions within Section 28.

29. Local Laws

Licensee shall notify Licensor in writing of the existence and substance of any laws, regulations or orders that may conflict with any provisions of the Agreement at the time of its execution and its earliest know]edge of such a conflict. Failure to do so shall constitute a breach of the Agreement that may lead Licensor to terminate the Agreement as set forth in this Agreement.

30. Safety Standards, Product Standards and Product Certifications

Licensee agrees to advise Licensor in writing of all safety and standards and certifications that may be required.

31. Survival of Agreement Terms

Sections 7-9, 11, and 17-20 shall survive the termination of this Agreement. EXECUTED as of the day and year first above set forth.

IMMUDYNE PR, LLC

By:	/s/ Justin Schreiber	Date: 11/26/17
Justin Schreiber, President

One Down, LLC

By:	/s/ Michael O’Connor	Date: 11/26/17
Michael O’Connor, CEO

By:	Jeanmarie O’Connor	Date: 11/26/17
Jeanmarie O’Connor, COO

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Appendix A: Products

The Scarology Products consist of Kits designed for the following indications:

Acne Scars

Scar Removal

C-Sections & Large Scars

Burns and Trauma

Keloid Scars

Eczema & Psoriasis

Scarology Products are outlined as followed:

1)	regular sized scar system kit(contains exfoliator, scar cream & regular sized silicone sheets)
2)	large sized/C-section scar system kit(contains exfoliator, scar cream & large silicone sheets)
3)	30 gram scar cream
4)	15 gram scar cream
5)	fruit acid exfoliator
6)	regular sized silicone sheets(pack of 6)
7)	large sized/C-section silicone sheets(pack of 3)

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Appendix B: Existing Licensor Business

Private Medical Practice Sale

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